August  7,2000

Mr.  Anthony  J.  Genova  Jr,,  President
CarsUnlimited.Com.  Inc.
10  Cedar  Swamp  Rd.
Glencoe.  New  York  11542

Re:  Shares  to  be  Registered  on  Form  SB-2  (the  "Shares")

Dear  Mr.  Genova:

We have acted as counsel for CarsUnlimited.Com, Inc., a Nevada corporation (the 'Company), and certain of its shareholders (the "Selling Shareholders") in connection with the issuance of the Shares described in the prospectus of the Company dated 7, 2000 (the "prospectus"). contains in the Registration Statement on Form SB-2 of the Company. In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following:

(a)     Articles  of  Incorporation  of  the  Company,  as  amended  to  date;
(b)     Bylaws  of  the  Company,  as  amended  to  date;
(C) Certifies or confirmation from the Secretary of State of the State of Nevada dated as of a recent date, stating that the Company is duly incorporated and in good standing in the State of Nevada.
(d) Share Certificate of the Company; and The Registration Statement and all exhibits thereto.

In addition To the foregoing we have also relied as to matters of fact upon the representation made by the Company and their representatives and upon representations made by the Selling Shareholders. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies. Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada and has the full power and authority to own its properties and to conduct its business as described in the Registration Statement, The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, with a par value of .001 per share, of which, there are 25,5000,000 shares issued and outstanding, and no shares of Preferred Stock or other forms of shares.

Proper corporate proceedings have been taken to validly authorized such capital stock and all the, outstanding shares of such capital stock (including the Shares), when delivered in the manner and or on the terms described in the Registration Statement (after it is declared effective). will be duly and validly issued, fully paid and non-assessable. The Shareholders of the Company have no preemptive rights with respect to the Common Stock of the Company. In addition, we have participated in conferences with representatives of the Company at which time the contents of the Registration Statement and prospectus and related matters were discussed. I hereby consent to the reference to my name in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, or the general rules and regulations thereunder.


Very  truly  yours,


By:/S_________________
   -------------------
Thomas  F.  Pierson,  Esq.